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                                                                    EXHIBIT 23.2





                          CONSENT OF INDEPENDENT ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 registration statement of our report dated March 6, 1995 included in Monterey Pasta Company's Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A, and to all references to our firm included in this registration statement. It should be noted that we have performed no audit procedures subsequent to March 6, 1995, the date of our report. Furthermore, we have not audited any financial statements of Monterey Pasta Company as of any date or for any period subsequent to January 1, 1995.



Oakland, California                            /s/ Arthur Andersen LLP
August 23, 1996                                ARTHUR ANDERSEN LLP